Exhibit 99.1

3101 Wilson Boulevard, Suite 700
News Release	Arlington, VA 22201

Contacts:

Brian J. Clark, Executive Vice President and Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Financial Results

 For Second Quarter of Fiscal Year 2010

Highlights:

•                  Revenues up 14%, 11% organic(1), to $217.1 million;

•                  Operating income up 24%, operating margin a record 9.4%;

•                  Record diluted EPS of $0.49;

•                  Company raises Fiscal Year 2010 revenue and earnings guidance.

ARLINGTON, Va. — October 29, 2009 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record revenues, earnings and margins for its second quarter ended September 25, 2009.

Second-quarter revenues exceeded the high end of management’s guidance by more than $4 million and diluted EPS exceeded the high end of guidance by $0.06.

Stanley’s revenue growth in the second quarter of fiscal year 2010 was attributed to increased IT support services for the U.S. Marine Corps; military intelligence training and operations support for the U.S. Army; biometrics software development, training and support for certain Department of Defense agencies; and additional production and engineering services performed for the Space and Naval Warfare Systems Command.

Second Quarter Fiscal Year 2010 Results:

Revenues for the second quarter ended September 25, 2009, were $217.1 million, an increase of 14 percent over second quarter fiscal year 2009 revenues of $191.1 million. Organic revenue growth was 11 percent. EBITDA(2) was $23.2 million for the quarter, an increase of 22 percent over EBITDA of $18.9

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows management and investors to better assess the underlying growth rate of the company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release that reconciles GAAP revenue to organic revenue.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because it is one of the measures used by our board of directors and management to evaluate our business and we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

million in the second quarter of last fiscal year. EBITDA margin for the second quarter was 10.7 percent compared with 9.9 percent in the second quarter of last fiscal year, due primarily to improved performance on contracts and a greater proportion of more profitable fixed-price contracts as well as continued efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base. Operating income was $20.3 million, up 24 percent from $16.3 million in the same quarter of last fiscal year. Operating margin was 9.4 percent versus 8.6 percent in the second quarter of last fiscal year. The increases in operating margin resulted primarily from the factors improving EBITDA margin as well as depreciation and amortization representing a lesser percentage of revenues, as compared to the prior year.

Net income for the quarter was $11.8 million versus $8.7 million for the second quarter of last fiscal year, an increase of 35 percent. Diluted earnings per share for the quarter were $0.49 compared with diluted earnings per share of $0.37 for the second quarter of last fiscal year.

Contract backlog at September 25, 2009, was $2.0 billion, essentially unchanged from first quarter of fiscal year 2010 contract backlog of $2.0 billion at June 26, 2009, and a decrease of 5 percent from second-quarter fiscal year 2009 contract backlog of $2.1 billion at September 26, 2008.

Second Quarter Fiscal Year 2010 Operational Highlights:

•                  Second-quarter net bookings totaled $179.9 million, equating to a book-to-bill ratio of 0.8:1.

•                  Among new business awards and additional tasking in the second quarter:

•                  A $64 million, five-year, single-award, indefinite-delivery/indefinite-quantity contract with the U.S. Army to support the Aviation and Missile Research, Development and Engineering Center in the development of Advanced-Capability Insensitive Munitions Warheads;

•                  A $58 million, five-year basic ordering agreement to continue providing help desk, installation/integration, maintenance, training and system administration support services to the Department of State’s Bureau of Consular Affairs;

•                  A five-year, fixed-price contract and a 10-year, time-and-materials contract, totaling $38 million, supporting Intelligence agencies with cybersecurity, network operations and systems engineering services;

•                  A $23 million, two-year blanket purchase agreement supporting the U.S. Army Intelligence Center of Excellence; and

•                  Two one-year task orders totaling $16 million supporting the U.S. Army Intelligence and Security Command’s Information Dominance Center with COMSEC engineering, cybersecurity, network operations and systems engineering services.

Six-Month Fiscal Year 2010 Results:

For the six months ended September 25, 2009, revenue increased 17 percent to $425.8 million compared with $363.6 million for the same period in the prior fiscal year. Organic revenue growth for the first six months of fiscal year 2010 was 8 percent. EBITDA for the six-month period ended September 25, 2009, increased 28 percent to $44.7 million compared with $35.1 million for the same period in the prior fiscal year. EBITDA margin for the first six months of fiscal year 2010 was 10.5 percent, up from 9.6 percent for the same period in the prior fiscal year. EBITDA margin increased primarily as a result of improved performance on contracts and a greater proportion of more profitable fixed-price contracts. Operating income for the first six months of fiscal year 2010 was $39.1 million, an increase of 27 percent over operating income of $30.7 million reported a year earlier. Operating margin for the first six months of fiscal year 2010 was 9.2 percent compared with 8.4 percent in the first six months of fiscal year 2009. Operating margin increased year over year primarily as a result of the factors improving EBITDA and EBITDA margin, offset slightly by depreciation and amortization representing a higher percentage of revenues.

Net income for the first six months of fiscal year 2010 was $22.4 million compared with net income for the same period last fiscal year of $17.0 million. Diluted earnings per share for the first six months of fiscal year 2010 were $0.93 compared with diluted earnings per share of $0.72 for the first six months of fiscal year 2009.

Cash flow from operations for the first six months of fiscal year 2010 was $28.6 million. Days sales outstanding (DSO) for the second quarter was 79 days, down from 84 days for the first quarter of fiscal year 2010.

“Stanley’s second quarter of fiscal year 2010 demonstrated strong revenue growth and margin improvement, EPS growth and cash flow generation,” said Phil Nolan, Stanley’s chairman, president and CEO. “Expected revenue contributions from recent new awards have enabled us to raise the midpoint of our fiscal year 2010 revenue guidance. Although ongoing delays in the federal procurement process have kept bookings below ideal levels, we anticipate that new awards in the coming quarters will set the foundation for continued top-line growth going forward.”

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for its fiscal year 2010 third quarter and updating guidance for its full fiscal year 2010. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	Third Quarter Fiscal Year 2010 Ending December 25, 2009	Fiscal Year 2010 Ending March 31, 2010

Revenues	$212 – $219 million	$845 – $875 million
Diluted EPS	$0.46 – $0.48	$1.85 – $1.89
Diluted projected share count	24.1 – 24.2 million	24.1 – 24.2 million

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal second quarter 2010 results. Analysts and institutional investors may access the call by dialing (888) 679-8040 (U.S.) or (617) 213-4851 (international) and entering passcode 82414174. All other investors may access the call via the Investor Relations page of the company’s website at www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event. The replay will also be available through November 12, 2009, at (888) 286-8010 (U.S.) or (617) 801-6888 (international) with a passcode of 44771764.

About Stanley

Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense, intelligence and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational support, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has approximately 4,800 employees at over

100 locations in the U.S. and worldwide. Stanley has been recognized by FORTUNE magazine as one of the “100 Best Companies to Work For” from 2007 through 2009. Please visit www.stanleyassociates.com for more information.

Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 25,	September 26,	September 25,	September 26,
	2009	2008	2009	2008

Revenues	$217,089	$191,078	$425,835	$363,645

Operating costs and expenses:
Cost of revenues	180,518	159,925	353,607	305,684
Selling, general and administrative	13,401	12,224	27,492	22,883
Depreciation and amortization	2,852	2,586	5,682	4,428
Total operating costs and expenses	196,771	174,735	386,781	332,995
Operating income	20,318	16,343	39,054	30,650

Other income (expense):
Other income	—	1	3	3
Interest income	21	71	59	196
Interest expense	(897)	(1,830)	(2,045)	(2,367)
Total other expenses	(876)	(1,758)	(1,983)	(2,168)
Income before taxes	19,442	14,585	37,071	28,482

Provision for income taxes	(7,689)	(5,857)	(14,654)	(11,437)
Net income	$11,753	$8,728	$22,417	$17,045

Earnings per share:
Basic	$0.50	$0.38	$0.96	$0.75
Diluted	$0.49	$0.37	$0.93	$0.72

Weighted-average shares:
Basic	23,447	22,793	23,364	22,760
Diluted	24,058	23,817	24,018	23,763

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 25, 2009	March 31, 2009
Assets

Current Assets:
Cash	$8,272	$1,811
Accounts receivable - net	179,167	187,680
Prepaid and other current assets	8,040	6,766
Total current assets	195,479	196,257

Property and equipment - net	19,506	19,552
Goodwill	262,705	262,705
Intangible assets - net	12,600	15,557
Deferred taxes	4,285	4,212
Other assets	4,246	3,269
Total assets	$498,821	$501,552

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$19,707	$21,528
Accrued expenses and other liabilities	72,289	79,841
Current portion of long-term debt	1,000	1,000
Income taxes payable	—	2,034
Total current liabilities	92,996	104,403

Line of credit	113,700	135,030
Long-term debt — net of current portion	34,250	34,500
Other long-term liabilities	10,086	10,396
Total liabilities	251,032	284,329

Commitments and contingencies:
Stockholders’ equity
Common stock	240	238
Additional paid-in capital	104,999	96,957
Retained earnings	143,851	121,434
Accumulated other comprehensive loss	(906)	(886)
Deferred compensation	(395)	(520)
Total stockholders’ equity	247,789	217,223
Total liabilities and stockholders’ equity	$498,821	$501,552

Organic Growth Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	September 25, 2009	September 26, 2008	Percent Growth
Total revenues, as reported	$217,089	$191,078	14%
Plus: Revenues from acquired companies for the comparable prior year period	—	4,612

Organic revenues	$217,089	$195,690	11%

	Six Months Ended
	September 25, 2009	September 26, 2008	Percent Growth
Total revenues, as reported	$425,835	$363,645	17%
Plus: Revenues from acquired companies for the comparable prior year period	—	30,664

Organic revenues	$425,835	$394,309	8%

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	September 25,	September 26,	September 25,	September 26,
	2009	2008	2009	2008

Net income	$11,753	$8,728	$22,417	$17,045
Provision for income taxes	7,689	5,857	14,654	11,437
Interest expense	897	1,830	2,045	2,367
Interest income	(21)	(71)	(59)	(196)
Other income	—	(1)	(3)	(3)
Depreciation and amortization	2,852	2,586	5,682	4,428

EBITDA	23,170	18,929	44,736	35,078

Revenue	$217,089	$191,078	$425,835	$363,645

EBITDA Margin	10.7%	9.9%	10.5%	9.6%

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